EXHIBIT 99.1

Contact:	Florence Doller Senior Vice President and Director of Marketing NBT Bank 607.337.6118 fdoller@nbtbank.com

NBT BANCORP ANNOUNCES ADDITION OF DIRECTORS FROM
ALLIANCE FINANCIAL CORPORATION

NORWICH, NY (March 27, 2013) – NBT Bancorp Inc. (NBT) (NasdaqGS: NBTB) announced today that Lowell A. Seifter and Paul M. Solomon, who served as directors for the recently acquired Alliance Financial Corporation (Alliance), have been appointed to the boards of directors for NBT Bancorp Inc. and NBT Bank, N.A.

Seifter and Solomon join former Alliance Chairman, President and CEO Jack H. Webb as new directors on NBT’s corporate and bank boards. In addition, Donald H. Dew, who also served as director for Alliance, has been appointed to the board of directors for NBT Bank, N.A.

NBT President and CEO Martin Dietrich said, “We’re pleased to welcome Lowell Seifter, Paul Solomon, Jack Webb and Donald Dew to board service at NBT. Their business acumen and knowledge of central New York were great assets to Alliance, and we look forward to benefiting from their expertise as directors for NBT.”

Seifter is a senior vice president and general counsel for St. Joseph’s Hospital and Health Center in Syracuse, New York. He was a founding member of Green & Seifter Attorneys, PLLC, now known as Bousquet Holstein Attorneys, PLLC, where he practiced law for 34 years. From 2002 to 2006, Seifter was a member of the board of directors for Bridge Street Financial, Inc. and its banking subsidiary, Oswego County National Bank. From 2006 until the merger with NBT, he served on the board of directors for Alliance Financial Corporation and its subsidiary Alliance Bank. Seifter received a B.S. degree from Syracuse University and a J.D. degree from Syracuse University College of Law. He is a non-practicing certified public accountant.

Solomon is managing partner of a venture capital firm, PJ Equities, LLP. In July 2005, he cofounded US Beverage Net and currently serves as chairman of its board of directors. He serves as vice chairman and treasurer and as a member of the board of trustees for Millbrook School. From 2001 until the merger with NBT, Solomon served on the board of directors for Alliance Financial Corporation and its subsidiary Alliance Bank. He received a degree from Syracuse University and is a graduate of Millbrook School.

Dew was the chairman and chief executive officer of Diemolding Corporation until his retirement in 2007 and a director until 2009. He currently serves as secretary of the Rotary Club of Oneida and a member of advisory board of the Board of Cooperative Educational Services. From 1988 to 1999, Dew was a member of the board of directors for Oneida Valley Bancshares Inc. and its banking subsidiary, Oneida Valley National Bank. From 1999 until the merger with NBT, he served on the board of directors for Alliance Financial Corporation and its subsidiary Alliance Bank. A former director of the Manufacturers Association of Central New York and Higbee Gaskets, Dew received a B.S. degree from Ripon College and attended the Executive Management and Manufacturing Management Programs at Pennsylvania State University and the Wharton School of Business at the University of Pennsylvania.

The merger of Alliance into NBT was completed at the close of business on March 8, 2013. Following a weekend systems conversion, Alliance Bank’s 26 branches opened as NBT Bank offices on March 11, 2013. The addition of Alliance Bank’s locations to NBT Bank’s branch network extended NBT’s footprint into a contiguous five-county area in central New York that includes the counties of Onondaga, Cortland, Madison, Oneida and Oswego.

Corporate Overview

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y. The company primarily operates through NBT Bank, N.A., a full-service community bank with three divisions, and through two financial services companies. NBT Bank, N.A. has 161 locations, including 121 NBT Bank offices in upstate New York, northwestern Vermont and western Massachusetts, 35 Pennstar Bank offices in northeastern Pennsylvania, and 5 Hampshire First Bank offices in southern New Hampshire. EPIC Advisors, Inc., based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. Mang Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions can be found on the Internet at: www.nbtbancorp.com, www.nbtbank.com, www.pennstarbank.com, www.hampshirefirst.com, www.epic1st.com and www.manginsurance.com.

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